EXHIBIT 16






May 24, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 24, 1995, of Fedders Corporation and are in agreement with the statements contained in the paragraphs a(i), a(ii), a(iv)(v) and a(vi) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                         Ernst & Young LLP